Exhibit 10.4

___________________________________________________________________

ENERGY PROJECT COOPERATIVE AGREEMENT

By and among

Canton Regional Energy Special Improvement District, INC.;

HOF VILLAGE CENTER FOR EXCELLENCE, LLC;

PACE EQUITY LLC; and

CITY OF CANTON, OHIO

Dated as of December 15, 2021

___________________________________________________________________

BRICKER & ECKLER LLP

ENERGY PROJECT COOPERATIVE AGREEMENT

THIS ENERGY PROJECT COOPERATIVE AGREEMENT (the “Agreement”) is made and entered into as of December 15, 2021 (the “Closing Date”), between the CANTON REGIONAL ENERGY SPECIAL IMPROVEMENT DISTRICT, INC., a nonprofit corporation and special improvement district duly organized and validly existing under the laws of the State of Ohio (the “State”) (the “ESID”), HOF VILLAGE CENTER FOR EXCELLENCE, LLC, a limited liability company duly organized and validly existing under the laws of the State of Ohio (the “State”) (the “Owner”), PACE EQUITY LLC, a limited liability duly organized and validly existing under the laws of the State of Wisconsin (the “Investor”), and the CITY OF CANTON, OHIO, a political subdivision duly organized and validly existing under the constitution and laws of the State (the “City”) (the capitalized terms used in this Agreement and not defined in the preamble and recitals have the meanings stated in Exhibit A to this Agreement):

A. The ESID was created under Ohio Revised Code Chapters 1702 and 1710 and established pursuant to Resolution No. 112/2020 of the City Council of the City of Canton, Ohio, approved on June 15, 2020. Pursuant to the same action, the Canton Regional Energy Special Improvement District Project Plan (as amended and supplemented from time to time, the “Plan”) was adopted as a plan for public improvements and public services under Ohio Revised Code Section 1710.02(F).

B. The ESID is an energy special improvement district and nonprofit corporation duly organized and validly existing under the laws of the State of Ohio to further the public purpose of implementing special energy improvement projects pursuant to the authority in Ohio Revised Code Chapter 1710 and Article VIII, Section 2o of the Ohio Constitution.

C. On November 22, 2021, by its Ordinance No. 234/2021 the City Council of the City (the “City Council”) approved the Petition for Special Assessments for Special Energy Improvement Projects (the “Petition”) submitted to the City by the Owner and HOF Village Newco, LLC, the Owner’s predecessor in title, together with the Canton Regional Energy Special Improvement District Project Plan Supplement to Plan for HOFV Center for Excellence Project.

D. Pursuant to the Plan, the ESID, among other services, shall assist property owners, whether private or public, who own real property within participating political subdivisions to obtain financing for special energy improvement projects.

G. In order to obtain financing for special energy improvement projects and to create special assessment revenues available to pay and repay the costs of special energy improvement projects, the Petition requested that the City Council levy Special Assessments against the Owner’s property as more fully described in the Plan.

H. The ESID, the Owner, the Investor, and the City (collectively the “Parties,” and each, a “Party”) each have determined that the most efficient and effective way to implement the financing, acquisition, installation, equipment, and improvement of energy special improvement projects and to further the public purposes set forth above is through this Agreement, pursuant to the Special Assessment Act and on the terms set forth in this Agreement, with (i) the Investor providing the Project Advance to finance the costs of the special energy improvement projects described in the Plan, (ii) the ESID and the Owner cooperating to acquire, install, equip and improve special energy improvement projects, (iii) the Owner agreeing to make Special Assessment payments in an aggregate amount that will provide revenues sufficient to pay or repay the permitted costs of the special energy improvement projects, (iv) the City agreeing to assign and transfer all Special Assessment payments actually received by the City to the Investor to repay the Project Advance; and (v) the ESID agreeing to assign, transfer, and set over to the Investor any of its right, title, or interest in and to the Special Assessments which it may have by operation of law, this Agreement, or otherwise; provided that a portion of the Special Assessments may be retained by, or be payable to, the City or the ESID, all pursuant to and in accordance with this Agreement.

I. The Parties each have full right and lawful authority to enter into this Agreement and to perform and observe its provisions on their respective parts to be performed and observed, and have determined to enter into this Agreement to set forth their respective rights, duties, responsibilities, obligations, and contributions with respect to the implementation of special energy improvement projects within the ESID.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows; provided, that any obligation of the ESID created by or arising out of this Agreement never shall constitute a general obligation, bonded indebtedness, or a pledge of the general credit of the ESID, or give rise to any pecuniary liability of the ESID, but any such obligation shall be payable solely from the Special Assessments actually received by the ESID, if any; and provided, further, that any obligation of the City created by or arising out of this Agreement never shall constitute a general obligation, bonded indebtedness, or a pledge of the general credit of the City, or give rise to any pecuniary liability of the City, but any such obligation shall be payable solely from the Special Assessments actually received by the City, if any:

ARTICLE I: DEFINITIONS

Section 1.1. Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, words and terms used in this Agreement shall have the meanings set forth in Exhibit A to this Agreement unless the context or use clearly indicates another meaning or intent. Definitions shall apply equally to both the singular and plural forms of any of the words and terms. Words of any gender include the correlative words of the other gender, unless the sense indicates otherwise.

Section 1.2. Interpretation. Any reference in this Agreement to the ESID, the ESID Board, the Owner, the City, the City Council, the Investor, or to any member or officer of any of the foregoing, includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

Any reference to a section or provision of the Constitution of the State or the Special Assessment Act, or to a section, provision or chapter of the Ohio Revised Code or any other legislation or to any statute of the United States of America, includes that section, provision, or chapter as amended, modified, revised, supplemented, or superseded from time to time; provided, however, that no amendment, modification, revision, supplement, or superseding section, provision, or chapter shall be applicable solely by reason of this provision if it constitutes in any way an impairment of the rights or obligations of the Parties under this Agreement.

Section 1.3. Captions and Headings. The captions and headings in this Agreement are solely for convenience of reference and in no way define, limit, or describe the scope or intent of any of this Agreement’s Articles, Sections, subsections, paragraphs, subparagraphs or clauses.

Article II: COOPERATIVE ARRANGEMENTS; ASSIGNMENT OF SPECIAL ASSESSMENTS

Section 2.1. Agreement Between the City, the ESID, and the Investor. The Owner and the ESID have requested the assistance of the Investor and the City in the financing of special energy improvement projects within the ESID. For the reasons set forth in this Agreement’s Recitals—which Recitals are incorporated into this Agreement by this reference as a statement of the public purposes of this Agreement and the intended arrangements among the Parties—the City and the ESID have requested the assistance and cooperation of the Investor in the collection and payment of Special Assessments in accordance with this Agreement. The Parties intend this Agreement to be, and it shall be, an agreement among the Parties to cooperate in the financing, acquisition, installation, equipment, and improvement of “special energy improvement projects,” pursuant to Ohio Revised Code Chapter 1710, and as that term is defined in Ohio Revised Code Section 1710.01(I). The Parties intend this Agreement’s provisions to be, and they shall be construed as, agreements to take effective cooperative action and to safeguard the Parties’ interests.

Upon the considerations stated above and upon and subject to the terms and conditions of this Agreement, the Investor, on behalf of the Parties, shall make the Project Advance available to the Owner to pay the costs of the Project. The City and the ESID shall assign, transfer, set over, and pay the Special Assessments actually received by the City or the ESID, respectively, to the Investor, to pay the costs of the Project at the times and in the manner provided in this Agreement; provided, however, that the City, the ESID, and the Investor intend that the City shall receive all Special Assessments from the County Treasurer and shall transfer, set over, and pay all Special Assessments received from the County Treasurer directly to the Investor. The City, the ESID, and the Investor further intend and agree that the Investor shall pay to the ESID, out of the Special Assessments received by the Investor, a semi-annual fee of $1,612.77 for the ESID’s administrative expenses; provided, however, that if the amount of Special Assessments received by the Investor in any year are insufficient to pay the principal of, and interest on the Project Advance due in that year and the semi-annual fee of $1,612.77 due to the ESID, the Special Assessments received shall first be applied to the payment of interest on the Project Advance, then to the repayment of the principal of the Project Advance, and then to the payment of the semi-annual fee due to the ESID.

Notwithstanding anything in this Agreement to the contrary, any obligations of the City under this Agreement, including the obligation to transfer the Special Assessments received by the City to the Investor, shall be a special obligation of the City and shall be required to be made only from Special Assessments actually received by or on behalf of the City, if any. The City’s obligations under this Agreement are not and shall not be secured by an obligation or pledge of any moneys raised by taxation. The City’s obligations under this Agreement do not and shall not represent or constitute a debt or pledge of the City’s faith and credit or taxing power, and the ESID, the Owner, and the Investor do not have and shall not have any right to have taxes levied by the City for the transfer of the Special Assessments.

Section 2.2. Special Assessments; City Transfer of Special Assessments.

(a)	The Special Assessment Proceedings. The City has taken all necessary actions required by the Special Assessment Act to levy and collect the Special Assessments on the Property.

Pursuant to Ohio Revised Code Section 727.33, the City has certified the Special Assessments to the County Auditor for collection, and the County Auditor shall collect the unpaid Special Assessments with and in the same manner as other real property taxes and pay the amount collected to the City. The Parties intend that the County Auditor and the County Treasurer shall have the duty to collect the Special Assessments through enforcement proceedings in accordance with applicable law.

(b)	Collection of Delinquent Special Assessments. The ESID and the Investor are hereby authorized to take any and all actions as assignees of and, to the extent required by law, in the name of, for, and on behalf of, the City to collect delinquent Special Assessments levied by the City pursuant to the Special Assessment Act and to cause the lien securing the delinquent Special Assessments to be enforced through prompt and timely foreclosure proceedings, including, but not necessarily limited to, filing and prosecution of mandamus or other appropriate proceedings to induce the County Prosecutor, the County Auditor, and the County Treasurer, as necessary, to institute such prompt and timely foreclosure proceedings. The proceeds of the enforcement of any such lien shall be deposited and used in accordance with this Agreement.

(c)	Prepayment of Special Assessments. The Parties agree that the Special Assessments assessed against the Property and payable to the City pursuant to the Special Assessment Act may be prepaid to the Investor by the Owner in accordance with Section 4.7 of this Agreement. Except as set forth in this Section 2.2(c) and Section 4.7 of this Agreement, the Owner shall not prepay any Special Assessments. Notwithstanding the foregoing, if the Owner attempts to cause a prepayment of the Special Assessments by paying to the County Treasurer any amount as a full or partial prepayment of Special Assessments, and if the City shall have knowledge of the same, the City immediately shall notify the Investor, and, unless provided the express written consent of the Investor, the City shall not cause any reduction in the amount of Special Assessments. Except as specifically provided in this Agreement to the contrary, no other action pursuant to any provision of this Agreement shall abate in any way the payment of the Special Assessments by the Owners of the Property or the transfer of the Special Assessments by the City to the Investor.

(d)	Reduction of Special Assessments. The Parties agree that the Special Assessments may be subject to reduction, but only upon the express written consent or instruction of the Investor, such written consent or instruction to be provided by Investor to the City within twenty (20) days of the receipt of any prepayment by Owner as set forth in this Agreement. If the Owner causes the Special Assessments to be prepaid in accordance with Sections 2.2(c) and 4.7 of this Agreement, upon the City’s receipt of the Investor’s express written consent or instruction, the City shall certify to the County Auditor, prior to the last date in the then-current tax year on which political subdivisions may certify special assessments to the County Auditor, a reduction in the amount of Special Assessments collected such that, following such reduction, the amount of Special Assessments remaining to be paid shall be equal to the amounts necessary to pay, as and when due, the remaining outstanding principal of the Project Advance, together with interest at the annual rate of 6.05%, a $300.00 semi-annual servicing fee to the Investor, and a $1,612.77 semi-annual administrative fee to the ESID. The parties acknowledge and agree that County Auditor may calculate, charge, and collect a collection fee on each annual installment of the Special Assessments in an amount to be calculated, charged, and collected by the County Auditor pursuant to Ohio Revised Code Section 727.36, which fee is in addition to the amount of the Special Assessments and other related interest, fees, and penalties. Notwithstanding anything in this Agreement to the contrary, the City shall not cause any reduction in the amount of Special Assessments without the prior written consent or instruction of the Investor.

(e)	Assignment of Special Assessments. The City agrees that it shall establish its funds for the collection of the Special Assessments as separate funds maintained on the City’s books and records and to be held in the custody of a bank with which the City maintains a depository relationship. The City hereby assigns to the Investor all of its right, title and interest in and to: (i) the Special Assessments received by the City under this Agreement, (ii) the City’s special assessment funds established for the Project, and (iii) any other property received or to be received from the City under this Agreement. The City further shall transfer, set over, and pay the Special Assessments and Delinquency Amounts to the Investor in accordance with this Agreement. The ESID acknowledges and consents to the City’s assignment of the Special Assessments to the Investor. The Parties agree that each of the City, the ESID, and the Investor, as assignee of the Special Assessments, is authorized to take any and all actions, whether at law, or in equity, to collect delinquent Special Assessments levied by the City pursuant to law and to cause the lien securing any delinquent Special Assessments to be enforced through prompt and timely foreclosure proceedings, including, but not necessarily limited to, filing and prosecution of mandamus or other appropriate proceedings to induce the County Prosecutor, the County Auditor, and the County Treasurer, as necessary, to institute such prompt and timely foreclosure proceedings.

(f)	Transfer of Special Assessments. The parties anticipate that semi-annual installments of the Special Assessments and Delinquency Amounts will be paid to the City by the County Auditor and the County Treasurer in accordance with Ohio Revised Code Chapters 319, 321, 323, and 727, which, without limiting the generality of the foregoing, contemplates that the County Auditor and County Treasurer will pay the Special Assessments and Delinquency Amounts to the City on or before June 1 and December 1 of each year. Immediately upon receipt of any moneys received by the City as Special Assessments and Delinquency Amounts, but in any event not later than 21 calendar days after the receipt of such moneys and the corresponding final settlement from the County Auditor, the City shall deliver to the Investor all such moneys received by the City as Special Assessments and Delinquency Amounts by ACH or check as determined in the sole discretion of the City. The Investor shall provide the City with account and payment information in the form of Exhibit I on the Closing Date. The Investor may from time to time provide updated written account and payment information in the form of Exhibit I to the City for the payment of Special Assessments and Delinquency Amounts, but the City shall maintain its right to send the special assessments by ACH or check in its sole discretion. If at any time during the term of this Agreement the County Auditor agrees, on behalf of the City, to disburse the Special Assessments and Delinquency Amounts to the Investor pursuant to instructions or procedures agreed upon by the County Auditor and the City, then, upon each transfer of an installment of the Special Assessments and Delinquency Amounts from the County Auditor to the Investor, the City shall be deemed to have satisfied all of its obligations under this Agreement to transfer that installment of the Special Assessments and Delinquency Amounts to the Investor.

(g)	Repayment of Project Advance. The Investor shall credit, on the dates shown on the Repayment Schedule (which is attached to, and incorporated into, this Agreement as Exhibit B), Special Assessments in the amounts shown on the Repayment Schedule to the payment of accrued interest on the Project Advance and to the repayment of the portion of the principal of the Project Advance scheduled to be repaid on such date. The Investor, on the dates shown on the Repayment Schedule, further shall pay to the ESID, after the payment of accrued interest on the Project Advance, the repayment of the portion of principal of the Project Advance scheduled to be repaid on such date, and the payment of a $300.00 semi-annual servicing fee to the Investor, a semi-annual fee of $1,612.77 or such lesser amount as may be available from the Special Assessments on the applicable date after the payment of accrued interest on the Project Advance and the repayment of the portion of the principal of the Project Advance scheduled to be repaid on such date. The Parties acknowledge and agree that the County Auditor may calculate, charge, and collect a fee on each installment of the Special Assessments in an amount that the County Auditor deems necessary to defray the expense of collecting the Special Assessments pursuant to Ohio Revised Code Section 727.36, which fee is in addition to the amount of the Special Assessments and other related interest, fees, and penalties, and that such fee shall be paid to the County Auditor with the Special Assessments, and that the County Auditor will retain such fee.

Section 2.3. Obligations Unconditional; Place of Payments. The City’s obligation to transfer the Special Assessments and any Delinquency Amounts to the Investor under Section 2.2 of this Agreement shall be absolute and unconditional, and the City shall make such transfers without abatement, diminution, or deduction regardless of any cause or circumstance whatsoever, including, without limitation, any defense, set-off, recoupment, or counterclaim which the City may have or assert against the Investor, the ESID, or the Owner; provided, however, that the City’s obligation to transfer the Special Assessments and any Delinquency Amounts is limited to the Special Assessments and any Delinquency Amounts actually received by or on behalf of the City, and nothing in this Agreement shall be construed to obligate the City to transfer or pledge, and the City shall not transfer or pledge any special assessments not related to the ESID.

Section 2.4. Appropriation by the City; No Further Obligations. Upon the Parties’ execution of this Agreement, all of the Special Assessments and any Delinquency Amounts received or to be received by the City shall be deemed to have been appropriated to pay the City’s obligation under this Agreement to pay to the Investor all Special Assessments and any Delinquency Amounts received by the City. During the years during which this Agreement is in effect, the City shall take such further actions as may be necessary or desirable in order to appropriate the transfer of the Special Assessments and any Delinquency Amounts actually received by the City in such amounts and at such times as will be sufficient to enable the City to satisfy its obligation under this Agreement to pay to the Investor all Special Assessments and any Delinquency Amounts received by the City; provided that the City shall not be responsible for the costs and expenses of any collection or enforcement actions, except to the extent of any Special Assessments and Delinquency Amounts actually received by the City; and provided further that nothing in this paragraph shall be construed as a waiver of the City’s right to be indemnified pursuant to Section 6.4 of this Agreement. The City has no obligation to use or apply to the payment of the Special Assessments and any Delinquency Amounts any funds or revenues from any source other than the moneys received by the City as Special Assessments and any Delinquency Amounts; provided, however, that nothing in this Agreement shall be deemed to prohibit the City from using, to the extent that it is authorized to do so, any other resources for the fulfillment of any of this Agreement’s terms, conditions, or obligations.

Section 2.5. Security for Advanced Funds. To secure the transfer of the Special Assessments and any Delinquency Amounts by the City to the Investor, and in accordance with the Special Assessment Act, the ESID hereby assigns, transfers, sets over, and shall pay all of its right, title, and interest in and to the Special Assessments related to the ESID actually received by or on behalf of the City to the Investor. The Owner and the City agree and consent to that assignment.

Article III: REPRESENTATIONS, WARRANTIES, AND AGREEMENTS

Section 3.1. The City’s Representations and Warranties. The City represents and warrants that:

(a)	It is a political subdivision duly organized, and validly existing under the Constitution and applicable laws of the State.

(b)	It is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the City that would impair its ability to carry out its obligations contained in this Agreement.

(c)	It is legally empowered to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated by this Agreement. To the City’s knowledge, that execution, delivery and performance does not and will not violate or conflict with any provision of law applicable to the City and does not and will not conflict with or result in a default under any agreement or instrument to which the City is a party or by which it is bound.

(d)	It, by proper action, duly has authorized, executed, and delivered this Agreement, and the City has taken all steps necessary to establish this Agreement and the City’s covenants and agreements within this Agreement, as valid and binding obligations of the City, enforceable in accordance with their terms.

(e)	There is no litigation pending, or to its knowledge threatened, against or by the City in which an unfavorable ruling or decision would materially adversely affect the City’s ability to carry out its obligations under this Agreement.

(f)	The assignment contained in Section 2.2(e) is a valid and binding obligation of the City with respect to the Special Assessments received by the City under this Agreement.

Section 3.2. The ESID’s Representations and Warranties. The ESID represents and warrants that:

(a)	It is a nonprofit corporation and special improvement district, duly organized, and validly existing under the Constitution and applicable laws of the State.

(b)	It is not in violation of or in conflict with any provisions of the laws of the State or of the United States of America applicable to the ESID that would impair its ability to carry out its obligations contained in this Agreement.

(c)	It is legally empowered to execute, deliver and perform this Agreement and to enter into and carry out the transactions contemplated by this Agreement. To the ESID’s knowledge, that execution, delivery and performance does not and will not violate or conflict with any provision of law applicable to the ESID and does not and will not conflict with or result in a default under any agreement or instrument to which the ESID is a party or by which it is bound.

(d)	It, by proper action, duly has authorized, executed, and delivered this Agreement, and the ESID has taken all steps necessary to establish this Agreement and the ESID’s covenants and agreements within this Agreement as valid and binding obligations of the ESID, enforceable in accordance with their terms.

(e)	There is no litigation pending, or to its knowledge threatened, against or by the ESID in which an unfavorable ruling or decision would materially adversely affect the ESID’s ability to carry out its obligations under this Agreement.

(f)	The assignment contained in Section 2.5 is a valid and binding obligation of the ESID with respect to the ESID’s right, title and interest in the Special Assessments under this Agreement.

Section 3.3. The Owner’s Representations and Warranties. The Owner represents and warrants that:

(a)	It is a limited liability company duly organized, validly existing and in full force and effect under the laws of the State of Ohio. It has all requisite power to conduct its business as presently conducted and to own, or hold under lease, its assets and properties, and, is duly qualified to do business in all other jurisdictions in which it is required to be qualified, except where failure to be so qualified does not have a material adverse effect on it, and will remain so qualified and in full force and effect during the period during which Special Assessments shall be assessed, due, and payable.

(b)	It, by proper action, duly has authorized, executed, and delivered this Agreement, and it has taken all steps necessary to establish this Agreement and its covenants and agreements within this Agreement as valid and binding obligations, enforceable in accordance with their terms

(c)	There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it, the Property, or the Project that, if adversely determined, would individually or in the aggregate materially impair its ability to perform any of its obligations under this Agreement, or materially adversely affect its financial condition (an “Action”), and during the term of this Agreement, the Owner shall promptly notify the Investor of any Action commenced or to its knowledge threatened against it.

(d)	It is not in default under this Agreement, and no condition, the continuance in existence of which would constitute a default under this Agreement exists. It is not in default in the payment of any Special Assessments or under any agreement or instrument related to the Special Assessments which has not been waived or allowed.

(e)	Except for any financing of the Property and the lien related thereto that Owner has previously disclosed in writing (including, without limitation, the Senior Loan from the Senior Lender), it has as of the date of this Agreement made no contract or arrangement of any kind, other than this Agreement, which has given rise to, or the performance of which by the other party thereto would give rise to, a lien or claim of lien on its Project, except inchoate statutory liens in favor of suppliers, contractors, architects, subcontractors, laborers or materialmen performing work or services or supplying materials in connection with the acquiring, installing, equipping and improving of its Project.

(f)	No representation or warranty made by it contained in this Agreement, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Investor or the ESID by it or on its behalf contained, as of the date thereof, any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

(g)	Since the date of the most recent financial statements of the Owner provided to the Investor, there has been no material adverse change in the financial condition of the Owner, nor has the Owner mortgaged, pledged or granted a security interest in or encumbered the Property since such date, except as otherwise disclosed to the Investor in writing, and the financial statements which have been delivered to the Investor prior to the Closing Date are true, correct, and current in all material respects and fairly represent the respective financial conditions of the subjects of the financial statements as of the respective dates of the financial statements.

(h)	The Owner has good and marketable title to its Property, subject only to existing liens, pledges, encumbrances, charges or other restrictions of record previously disclosed by the Owner to the Investor in writing, liens for taxes not yet due and payable, and minor liens of an immaterial nature.

(i)	The Project complies in all material respects with all applicable zoning, planning, building, environmental and other regulations of each Governmental Authority having jurisdiction of the Project, and all necessary permits, licenses, consents and permissions necessary for the Project have been or will be obtained.

(j)	The plans and specifications for the Project are satisfactory to the Owner, have been reviewed and approved by the general contractor for the Project, the tenants under any leases which require approval of the plans and specifications, the purchasers under any sales contracts which require approval of the plans and specifications, any architects for the Project, and, to the extent required by applicable law or any effective restrictive covenant, by all Governmental Authorities and the beneficiaries of any such covenants; all construction of the Project, if any, already performed on the Property has been performed on the Property in accordance with such approved plans and specifications and the restrictive covenants applicable to the plans and specifications; there are no structural defects in the Project or violations of any requirement of any Governmental Authorities with respect to the Project; the planned use of the Project complies with applicable zoning ordinances, regulations, and restrictive covenants affecting the Property as well as all environmental, ecological, landmark and other applicable laws and regulations; and all requirements for such use have been satisfied.

(k)	The Owner has the Required Insurance Coverage and will maintain the Required Insurance Coverage at all times during the term of this Agreement, while any principal of or interest on the Project Advance remains outstanding, and while any Special Assessments remain to be paid. Any return of insurance premium or dividends based upon the Required Insurance Coverage shall be due and payable solely to the Owner or its Lender pursuant to any agreements between the Owner and its Lender, unless such premium shall have been paid by the Investor, in accordance with the distribution priority specified in Section 4.3.

(l)	Each Disbursement Request Form presented to the Investor and the Program Administer, and the receipt of the funds requested by the Disbursement Request Form, shall constitute an affirmation that the representations and warranties contained in this Agreement remain true and correct as of the date of the Disbursement Request Form and the receipt of the funds requested by the Disbursement Request Form.

(m)	Each of the Property and the Project are, and at all times during the term of this Agreement, while any principal of or interest on the Project Advance remain outstanding, and while any Special Assessments remain to be paid, used solely for the commercial purposes disclosed by the Owner to the Investor in writing.

(n)	The Project and the plans and specifications for the Project have been developed pursuant to an energy analysis prepared by the Investor, which energy analysis demonstrates that the Project is expected to generate annual energy savings.

(o)	Each of the components of the Project is a qualified “special energy improvement project” pursuant to the definition of that term in Ohio Revised Code Section 1710.01(I).

(p)	At all times during the term of this Agreement, while any principal of or interest on the Project Advance remain outstanding, and while any Special Assessments remain to be paid, the Owner shall comply in all respects with the Special Assessment Act, and shall take any and all action necessary to remain in compliance with the Special Assessment Act.

Section 3.4. The Owner’s Additional Agreements. The Owner agrees that:

(a)	It shall not transfer or convey any right, title, or interest, in or to the Property and the Project, except after giving prompt notice of any such transfer or conveyance to the Investor; provided, however, that the foregoing restrictions shall not apply to the grant or conveyance of any leasehold interests, mortgage interest, or lien interest, except as may be otherwise provided in this Agreement. Before or simultaneous with any such transfer or conveyance, the Owner shall (i) execute, cause the transferee or purchaser to execute, and deliver to the Investor, the City, and the ESID a fully executed “Assignment and Assumption of Energy Project Cooperative Agreement” in the form attached to, and incorporated into, this Agreement as Exhibit H; (ii) execute, cause the transferee or purchaser to execute, and deliver to the Investor, an assignment of all construction contracts related to the Project, and (iii) pay all legal fees and expenses of PACE Counsel associated with legal services performed to facilitate such assignment upon receipt of an invoice from PACE Counsel. The Parties acknowledge and agree that the Assignment and Assumption of Energy Project Cooperative Agreement includes the assignment and assumption of the Owner Consent.

(b)	It shall pay when due all taxes, assessments, service payments in lieu of taxes, levies, claims and charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Property, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Property and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on any portion of the Property. The Owner shall furnish the Investor, upon reasonable request, with proof of payment of any taxes, governmental charges, utility charges, insurance premiums or other charges required to be paid by the Owner under this Agreement. The Parties acknowledge and agree that the foregoing obligation is in addition to the Owner’s obligation to pay the Special Assessments.

(c)	It shall not, without the prior written consent of the Investor, cause or agree to the imposition of any special assessments, other than the Special Assessments, on the Property for the purpose of paying the costs of “special energy improvement projects,” as that term is defined in Ohio Revised Code Section 1710.01(I), as amended and in effect at the time.

(d)	It shall promptly pay and discharge all undisputed claims for labor performed and material and services furnished in connection with the acquisition, installation, equipment, and improvement of the Project.

(e)	Once annually until the Completion Date, the chief financial officer of the Owner shall provide the Investor with a certificate setting forth all sources and uses of funds with respect to the Project.

(f)	It promptly shall notify the Investor of any material damage or destruction to the Project or the Property.

(g)	Upon the reasonable request of the Investor, it shall take any actions and execute any further certificates, instruments, agreements, or documents as shall be reasonably necessary in connection with the performance of this Agreement and with the transactions, obligations, and undertakings contained in this Agreement.

(h)	It shall not cause the Property to be subdivided, platted, or otherwise separated into any additional parcels in the records of the County Auditor.

(i)	It does not and will not engage in operations that involve the generation, manufacture, refining, transportation, treatment, storage or handling of hazardous materials or hazardous wastes, as defined in applicable state law, or any other federal, state or local environmental laws or regulations, and neither the Property nor any other of its premises has been so used previously, in each case, except as previously disclosed in writing to the Investor. Notwithstanding the foregoing, Owner may use commercially acceptable and lawful hazardous materials and substances used in connection with the ownership and operation of seniors and residential housing and care communities. There are no underground storage tanks located on the Property. There is no past or present non-compliance with environmental laws, or with permits issued pursuant thereto, in connection with the Property, which has not been fully remediated in accordance with environmental laws. There is no environmental remediation required (or anticipated to be required) with respect to the Property. The Owner does not know of, and has not received, any written or oral notice or other communication from any person (including but not limited to a governmental entity) relating to hazardous substances or remediation of hazardous substances, of possible liability of any person pursuant to any environmental law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with the foregoing.

Article IV: PROJECT ADVANCE; CONSTRUCTION OF PROJECT; REPAYMENT

Section 4.1. Project Advance. The Investor has made available to the Owner the Project Advance in the amount of $8,250,966.00 of which $7,500,000.00 will be net funded into the Project Account (as defined below) for disbursement pursuant to Section 4.2, closing costs in the amount of $278,128.00 will be disbursed by the Investor in accordance with Section 4.2 and Exhibit E, and capitalized interest in the amount of $472,838.00 will be retained for the account of the Investor for further payment to itself and the EISD in accordance with this Agreement. The Disbursing Agent shall hold the Project Advance in a segregated account established in the custody of the Investor, which account shall be referred to as the “Project Account.” Subject to the terms and conditions of this Agreement, the Disbursing Agent, upon the direction of the Owner, shall cause the Disbursing Agent to disburse amounts on deposit in the Project Account to the Owner or to such parties as may be named by the Owner in order to pay the costs of the Project.

If the Project Advance net funded to the Owner is insufficient to pay the costs of the Project pursuant to this Agreement, the Owner, nevertheless, shall complete the acquisition, installation, equipment, and improvement of its Project, and the Owner shall pay all such additional costs of its Project from its own funds. The Owner shall not be entitled to reimbursement for any such additional costs of its Project, nor shall it be entitled to any abatement, diminution, or postponement of the Special Assessments.

Section 4.2. Disbursements. In order to cause disbursement of amounts on deposit in the Project Account to pay or reimburse the costs of the Project, the Owner shall submit Disbursement Request Forms (a form of which is attached to this Agreement as Exhibit C) to the Investor, and deliver a copy to each Disbursement Request Form to the ESID’s program administrator (the “Program Administrator.”) Each Disbursement Request Form shall, in part, set forth the payments or reimbursements requested, and shall be accompanied by invoices or other appropriate documentation supporting the payments or reimbursements requested. In addition, the following shall occur:

(a)	With each Disbursement Request Form:

(i)	The Owner shall deliver to the Investor proof that each project milestone has occurred;
(ii)	The Owner shall deliver to the Investor copies of all related receipts and invoices;
(iii)	The Owner shall deliver to the Investor signed lien waivers in the form attached to the Disbursement Request Form as Schedule 2;
(iv)	The Owner shall deliver to the Disbursing Agent, on behalf of the Investor, as necessary, bank information for wiring the amounts requested for disbursement;
(v)	The Investor shall have received copies of all other disbursement requests for disbursements of other sources of funds, including from the loan from the Owner’s Lender, that have been submitted on or prior to the date on which the related Disbursement Request is submitted, and all such disbursement requests shall have been validly approved in accordance with the Lender Loan Documents; and
(vi)	All of the conditions to disbursement under the Disbursing Agreement shall have been satisfied.

(b)	With the first Disbursement Request Form submitted, in addition to the documents required under Section 4.2(a):

(i)	The Owner shall deliver to the Investor copies of all construction permits required for the construction of the Project;
(ii)	The Owner shall deliver to the Investor copies of all agreements with the general contractor performing work or furnishing materials for the Project;
(iii)	The Owner shall deliver to the Investor a construction schedule completed by the general contractor for the Project, which includes an anticipated date of completion of the Project; and
(iv)	The Owner shall deliver to the Investor copies of all current policies of the Required Insurance Coverage;
(v)	The construction plans and specifications shall have been approved in all respects by the Investor in its reasonable discretion;
(vi)	The budget shall have been approved by the Investor in its reasonable discretion;
(vii)	The Owner shall deliver to the Investor the written consent of its existing mortgage lender to the levying, assessment, and collection of the Special Assessments, in the form attached to this Agreement as Exhibit G;
(viii)	The Owner shall provide to the Investor evidence acceptable to the Investor, in its reasonable discretion, that the City Council and the ESID have approved the Project;
(ix)	The Investor shall receive the executed Owner Consent and evidence that the same has been recorded in the records of the Recorder of Stark County, Ohio with respect to the Property;
(x)	The Owner and the ESID shall provide to the Investor original executed copies of this Agreement and any related certificates;
(xi)	The Owner shall provide to the Investor a list of authorized representatives on whose instructions and directions the Investor may rely until such time as an updated list has been provided, as set forward in Exhibit I, attached hereto.

(c)	With the final Disbursement Request Form, in addition to the documents required under Section 4.2(a):

(i)	The Owner shall deliver to the Investor the final lien waiver and release;
(ii)	The Owner shall deliver to the Investor the executed certificate in the form attached as Exhibit D to this Agreement; and
(iii)	The Owner shall deliver to the Investor copies of all completion inspections and closed permits with respect to the Project.

Upon its receipt of each completed Disbursement Request Form, the Investor shall approve all or a portion of the payment or reimbursements requested to be disbursed from the Project Account. To the extent the Investor approves the payment or reimbursements requested to be disbursed from the Project Account, the Investor shall cause the Disbursing Agent to pay the Owner or such other parties as are indicated on the Disbursement Request Form the amounts described on such Disbursement Request Form which have been approved by the Investor.

Additionally, on the Closing Date, the Investor shall cause the Disbursing Agent to disburse to the ESID for closing costs related to the financing described in this Agreement in an amount not to exceed $278,128.00, as detailed in Exhibit E to this Agreement. Without limiting the generality of the foregoing, disbursements made pursuant to this paragraph may be for fees to the Investor, fees to the ESID, legal fees, fees to the City, and other closing costs or contingencies.

If at any time an Event of Default has occurred and is continuing under this Agreement, the Investor may withhold approval of any requests for disbursement until the Event of Default is cured and its effects are removed.

Notwithstanding the foregoing, upon the Investor’s receipt from the Owner’s Lender of notice of a default under the Lender Loan Documents beyond the expiration of any applicable notice and cure period, the Owner shall forfeit all rights under this Agreement to the Lender (including, without limitation, any rights to disbursements), and the Lender shall be entitled to all of the rights of the Owner under this Agreement. So long as the Owner’s Lender has cured (or caused the cure of) any Event of Default under this Agreement, or, if any Event of Default is not curable by the Lender, the Lender has agreed to complete construction of the Project notwithstanding the Event of Default under this Agreement, then disbursements shall be made available to the Lender in accordance with this Agreement and the Disbursing Agreement. In such event, the Owner hereby irrevocably makes, constitutes, and appoints the Owner’s Lender as the Owner’s true and lawful attorney and agent-in-fact to execute all documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect its interests and rights under this Agreement. The Owner acknowledges and agrees that its appointment of the Lender as its attorney and agent-in-fact for the purposes specified in this Section is an appointment coupled with an interest and shall be irrevocable until all of the obligations under the Lender Loan Documents are satisfied. Nothing contained in this Section shall obligate the Lender to perform any obligations on behalf of the Owner (including, without limitation, the obligation to complete the Project).

Section 4.3. Casualties and Takings. The Owner shall promptly notify the Investor if the Project is damaged or destroyed by fire, casualty, injury or any other cause (each such occurrence, a “Casualty”). Upon the occurrence of such Casualty, the Owner’s Lender, if any, may elect, in accordance with the provisions of the applicable loan documents between the Owner and Owner's Lender, to restore the Property and the Project or to terminate the construction of the Project, and in either case, to direct the application of the insurance proceeds pursuant to the terms of Owner’s Lender’s agreement with the Owner, provided that if the insurance proceeds are not used to restore the Property and the Project, insurance proceeds will be distributed to the Owner’s Lender and to the Investor in accordance with their insured interests, and any excess proceeds will be paid to the Owner.

Upon the occurrence of a Casualty, if no Person is a Lender at the time of such Casualty, the insurance proceeds shall be applied to pay the costs of the restoration of the Project or to the repayment of the outstanding balance of the Special Assessments, and in which case the Investor shall remain obligated to cause the Disbursing Agent to make disbursements of up to the total amount of the Project Advance in accordance with this Agreement.

In the event restoration of the Project or the Property is pursued, the Owner shall immediately proceed with the restoration of the Project in accordance with the plans and specifications. If, in the Investor’s reasonable judgment, said insurance proceeds are insufficient to complete the restoration, the Owner shall deposit with the Disbursing Agent such amounts as are necessary, in the Investor’s reasonable judgment, to complete the restoration in accordance with the plans and specifications.

In the event any part of the Property or the Project shall be taken for public purposes by condemnation as a result of any action or proceeding in eminent domain, or shall be transferred in lieu of condemnation to any authority entitled to exercise the power of eminent domain (a “Taking”), the Owner’s Lender, if any, may elect, in accordance with the provisions of the applicable loan documents between Owner and Owner's Lender, not to restore the Property or the Project or to restore the Property or the Project, and in either case, to direct the application of the proceeds of the Taking pursuant to the terms of its agreements with the Owner, provided that if the Takings proceeds are not used to restore the Property and the Project, Takings proceeds will be distributed to Owner’s and to the Investor in accordance with their insured interests, and any excess Takings proceeds will be paid to the Owner. If the Lender determines not to restore the Property or the Project and release funds related thereto to the Owner, the Investor’s obligation to cause the Disbursing Agent to make disbursements under this Agreement shall be terminated. If the Lender determines to restore the Property and the Project, the Owner shall immediately proceed with the restoration of the Project in accordance with the plans and specifications. If, in the Investor’s reasonable judgment, the Taking proceeds available to the Owner and the Investor are insufficient to complete the restoration, the Owner shall deposit with the Disbursing Agent such amounts as are necessary, in the Investor’s reasonable judgment, to complete the restoration in accordance with the plans and specifications.

In the event that no Person is a Lender at the time of such Taking, the Investor’s obligation to cause the Disbursing Agent to make disbursements under this Agreement shall be terminated unless the Property and the Project can be replaced and restored in a manner which will enable the Project to be functionally and economically utilized and occupied as originally intended. If the Property and the Project can be so restored, the Owner shall immediately proceed with the restoration of the Project in accordance with the plans and specifications, and the Investor shall cause the Disbursing Agent to release the funds for such purpose. If, in the Investor’s reasonable judgment, the Taking proceeds available to the Owner and the Investor are insufficient to complete the restoration, the Owner shall deposit with the Disbursing Agent such amounts as are necessary, in the Investor’s reasonable judgment, to complete the restoration in accordance with the plans and specifications.

Section 4.4. Eligible Costs. The costs of the Project which are eligible for payment or reimbursement pursuant to this Agreement include the following:

(a)	costs incurred directly or indirectly for or in connection with the acquisition, installation, equipment, and improvement of the Project, including without limitation, costs incurred in respect of the Project for preliminary planning and studies; architectural, legal, engineering, surveying, accounting, consulting, supervisory and other services; labor, services and materials; and recording of documents and title work;

(b)	financial, legal, recording, title, accounting, and printing and engraving fees, charges and expenses, and all other fees, charges and expenses incurred in connection with the financing described in this Agreement;

(c)	premiums attributable to any surety and payment and performance bonds and insurance required to be taken out and maintained until the date on which each Project is final and complete;

(d)	taxes, assessments and other governmental charges in respect of the Project that may become due and payable until the date on which each Project is final and complete;

(e)	costs, including, without limitation, attorney’s fees, incurred directly or indirectly in seeking to enforce any remedy against any contractor or subcontractor in respect of any actual or claimed default under any contract relating to the Project; and

(f)	any other incidental or necessary costs, expenses, fees and charges properly chargeable to the cost of the acquisition, installation, equipment, and improvement of the Project.

Section 4.5. Completion of Project; Inspection. The Owner (a) in accordance with the approved plans and specifications for the Project, which plans and specifications shall not be materially revised without the prior written approval of the Investor, which approval shall not be unreasonably withheld, shall acquire, install, equip, and improve its Project with Project Advance with all commercially reasonable dispatch, (b) subject to its right to contest any disputed work, shall pay when due all fees, costs and expenses incurred or payable by the Owner in connection with that acquisition, installation, equipment, and improvement from funds made available therefor in accordance with this Agreement or otherwise, and (c) shall ask, demand, sue for, levy, recover and receive all those sums of money, debts and other demands whatsoever which may be due, owing and payable to the Owner under the terms of any contract, order, receipt, writing or instruction in connection with the acquisition, installation, equipment, and improvement of the Project, and shall utilize commercially reasonable efforts to enforce the provisions of any contract, agreement, obligation, bond or other performance security with respect thereto. It is understood that the Project is to be owned by the Owner and any contracts made by the Owner with respect to the Project or any work to be done by the Owner on or with respect to the Project are made or done by the Owner on its own behalf and not as agent or contractor for the ESID.

During the period of acquisition, installation, equipment, and improvement of the Project, the ESID and the Investor, and their respective agents, subject to reasonable security and safety regulations, and upon reasonable prior notice, shall have the right, during normal business hours, to inspect the Project. The ESID and the Investor and their respective agents shall utilize commercially reasonable efforts to minimize interference with the tenants of the Property during any such inspection.

The Investor reserves the right to deny the request for a Project Advance pursuant to Article IV of this Agreement if such inspection reveals that construction is not proceeding with Reasonable Dispatch. If, in the Investor’s opinion, after 30 days’ written notice to the Owner, the construction is not proceeding with Reasonable Dispatch, the Investor may (i) request that the Owner remove and replace the general contractor with a general contractor acceptable to the Investor, the failure of which by the Owner shall be a default under this Agreement, (ii) utilize funds to continue construction of the Project and such funds shall be considered Project Advances, or (iii) deny any Project Advance until such time as the construction resumes proceeding with Reasonable Dispatch.

The Owner shall notify the ESID, the City, and the Investor of the Completion Date by a certificate in the form attached as Exhibit D to this Agreement, signed by the Owner stating: (a) the date on which the acquisition, installation, equipment, and improvement of the Project was substantially completed by the general contractor for the Project in accordance with the construction contract, and the Owner has no unresolved complaints regarding the work; (b) that the Project has been completed in all material respects in accordance with the plans and specifications, permits, and budget for the Project approved by the Investor; (c) that the Owner has complied, and will continue to comply with all applicable statutes, regulations, and resolutions or ordinances in connection with the Property and the construction of the Project; (d) that the Owner holds fee ownership of the Property; (e) that the general contractor for the project has not offered the Owner any payment, refund, or any commission in return for completing Project; and (f) that all funds provided to the Owner by the Investor for the Project have been used in accordance with this Agreement. The certificate shall be delivered as promptly as practicable after the Completion Date.

Section 4.6. Repayment. The Parties acknowledge that pursuant to this Agreement, the Project Advance is expected to be repaid by the Special Assessments. The Parties agree that the Special Assessments have been levied and certified to the County Auditor in the amounts necessary to amortize the Project Advance, together with interest at the annual rate of 6.05%, a $300.00 semi-annual servicing fee to the Investor, and a $1,612.77 semi-annual administrative fee to the ESID over 50 semi-annual payments to be collected beginning approximately on January 31, 2023 and continuing through approximately July 31, 2047. The Parties further acknowledge that in addition to the amount of the Special Assessments and other related interest, fees, and penalties, the County Auditor may charge and collect a County Auditor collection fee on each annual installment of the Special Assessments in an amount to be calculated, charged, and collected by the County Auditor pursuant to Ohio Revised Code Section 727.36, which fee is in addition to the amount of the Special Assessments and other related interest, fees, and penalties. Interest shall accrue on the entire amount of the Project Advance from the Closing Date; provided, however, that a portion of the Project Advance may be used to pay interest accruing and due and payable on the Project Advance prior to the date on which the first installment of the Special Assessments is paid to the Investor by the City. The Owner agrees to pay, as and when due, all Special Assessments with respect to its Property. The Parties acknowledge and agree that, pursuant to the laws of the State, the Special Assessments to be collected by the County Treasurer which as of the relevant date are not yet due and payable never shall be accelerated, and the lien of the Special Assessments never shall exceed the amount of Special Assessments which, as of the relevant date, are due and payable but remain unpaid.

Section 4.7. Prepayment. At any time prior to the fifth anniversary of the Closing Date, the Owner may prepay all or a portion of the principal of the Project Advance to the Investor by paying, in immediately available funds, 103% of the principal amount of the Project Advance to be prepaid, together with all accrued and unpaid interest on the Project Advance to the date of prepayment. At any time after the sixth anniversary and prior to the tenth anniversary of the Closing Date, the Owner may prepay all or a portion of the principal of the Project Advance to the Investor by paying, in immediately available funds, 102% of the principal amount of the Project Advance to be prepaid, together with all accrued and unpaid interest on the Project Advance to the date of prepayment. At any time after the eleventh anniversary and prior to the fifteenth anniversary of the Closing Date, the Owner may prepay all or a portion of the principal of the Project Advance to the Investor by paying, in immediately available funds, 101% of the principal amount of the Project Advance to be prepaid, together with all accrued and unpaid interest on the Project Advance to the date of prepayment. At any time after the fifteenth anniversary of the Closing Date, the Owner may prepay all or a portion of the principal of the Project Advance to the Investor by paying, in immediately available funds, 100% of the principal amount of the Project Advance to be prepaid, together with all accrued and unpaid interest on the Project Advance to the date of prepayment.

Immediately upon any prepayment pursuant to this Section 4.7, the Investor shall notify the City of the prepayment, and the Owner, the Investor, and the City shall cooperate to reduce the amount of Special Assessments to be collected by the County Auditor pursuant to Section 2.2(d) of this Agreement.

Section 4.8. Payment of Fees and Expenses. If an Event of Default on the part of the Owner should occur under this Agreement such that the ESID, the Investor, or the City should incur expenses, including attorneys’ fees, in connection with the enforcement of this Agreement or the collection of sums due under this Agreement, the Owner shall reimburse the ESID, the Investor, and the City, as applicable, for any reasonable out-of-pocket expenses so incurred upon demand. If any such expenses are not so reimbursed, the amount of such expenses, together with interest on such amount from the date of demand for payment at an annual rate equal to the maximum rate allowable by law, shall constitute indebtedness under this Agreement, and the ESID, the Investor, and the City, as applicable, shall be entitled to seek the recovery of those expenses in such action except as limited by law or by judicial order or decision entered in such proceedings.

Section 4.9. Further Assurances.Section 4.10. Upon the request of the Investor, the Owner shall take any actions and execute any further documents as the Investor deems necessary or appropriate to carry out the purposes of this Agreement.

Article V: EVENTS OF DEFAULT AND REMEDIES

Section 5.1. Events of Default. If any of the following shall occur, such occurrence shall be an “Event of Default” under this Agreement:

(a)	The Owner shall fail to pay an installment of the Special Assessments when due, after taking into account all applicable extensions;

(b)	The City shall fail to transfer, or cause the transfer of, any of the Special Assessments to the Investor within the time specified in this Agreement;

(c)	Any Party is in material breach of its representations or warranties under this Agreement; provided, however, that upon the material breach of a Party’s representations or warranties under this Agreement, such Party shall have the right to cure such breach within five days of the receipt of notice, and, if so cured, such breach shall not constitute an Event of Default;

(d)	The ESID, the Owner, or the City, shall fail to observe and perform any other agreement, term, or condition contained in this Agreement, and the continuation of such failure for a period of 30 days after written notice of such failure shall have been given to the ESID, the Owner, or the City, as applicable, by any other Party to this Agreement, or for such longer period to which the notifying Party may agree in writing; provided, however, that if the failure is other than the payment of money, and is of such nature that it can be corrected but not within the applicable period, that failure shall not constitute an Event of Default so long as the ESID, an Owner, or the City, as applicable, institutes curative action within the applicable period and diligently pursues that action to completion;

(e)	The Owner abandons its Property or its Project;

(f)	The Owner commits waste upon its Property or its Project;

(g)	The Owner becomes bankrupt or insolvent or files or has filed against it (and such action is not stayed or dismissed within 90 days) a petition in bankruptcy or for reorganization or arrangement or other relief under the bankruptcy laws or any similar state law or makes a general assignment for the benefit of creditors; or

(h)	Any workmanship or materials constituting a portion of the Project or incorporated into the Project shall be materially defective and shall not be corrected within 30 days after notice.

The declaration of an Event of Default above, and the exercise of remedies upon any such declaration, shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

Promptly upon any non-defaulting Party becoming aware that an Event of Default has occurred, such Party shall deliver notice of such Event of Default to each other Party under this Agreement in accordance with the notice procedures described in Section 6.5 of this Agreement.

Section 5.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

(a)	Upon an Event of Default described in Section 5.1(a) only, the Investor shall become entitled to receive any Delinquency Amounts actually received by the City.

(b)	The ESID, the Investor, and the City, together or separately, may pursue all remedies now or later existing at law or in equity to collect all amounts due and to become due under this Agreement or to enforce the performance and observance of any other obligation or agreement of any of the Parties, as applicable, under this Agreement, including enforcement under Ohio Revised Code Chapter 2731 of duties resulting from an office, trust, or station upon the ESID or the City, provided that, Parties may only pursue such remedies against the Party responsible for the particular Event of Default in question; provided, however, that the ESID, the Investor, and the City may not take any other action or exercise any remedy against the Property, the Project, or the Owner except to collect or remedy any outstanding damages or liability which shall have arisen due to the occurrence of an Event of Default.

(c)	Any Party may pursue any other remedy which it may have, whether at law, in equity, or otherwise, provided that, Parties may only pursue such remedies against the Party responsible for the particular Event of Default in question; provided, however, that the ESID, the Investor, and the City may not take any other action or exercise any remedy against the Property, the Project, or the Owner except to collect or remedy any outstanding damages or liability which shall have arisen due to the occurrence of an Event of Default.

Notwithstanding the foregoing, each of the ESID and the City shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to it at no cost or expense.

Section 5.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Parties by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or later existing at law, in equity or by statute; provided, however, that the ESID, the Investor, and the City may not take any other action or exercise any remedy against the Property, the Project, or the Owner except to collect or remedy any outstanding damages or liability which shall have arisen due to the occurrence of an Event of Default. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power nor shall be construed to be a waiver, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Parties to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made in this Agreement.

Section 5.4. No Waiver. No failure by a Party to insist upon the strict performance by the other Parties of any provision of this Agreement shall constitute a waiver of such Party’s right to strict performance; and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Parties to observe or comply with any provision of this Agreement.

Section 5.5. Notice of Default. Any Party to this Agreement shall notify every other Party to this Agreement immediately if it becomes aware of the occurrence of any Event of Default or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

Section 5.6. Right of Senior Lender to Cure Events of Default. This paragraph is effective for so long as the Senior Loan Documents remain in effect and the Senior Mortgage remains of record. Notwithstanding anything contained in this Agreement to the contrary, if an Event of Default occurs, then the Investor shall provide the Senior Lender with a copy of any written notice of the Event of Default sent to the Owner contemporaneously with the giving of such notice to the Owner, and if such default is curable, shall permit the Senior Lender the option (but not the obligation) to cure the default within the time period, if any, specified for cure under this Agreement; provided, however that the Senior Lender shall have 30 additional days beyond the time period, if any, specified for cure in this Agreement within which to effect a cure of such default, or if such default cannot reasonably be cured by the Lender within such 30 day period, such additional time as the Senior Lender reasonably requires provided that the Senior Lender has commenced efforts to cure such default and is diligently pursuing such cure, and provided further that such additional time shall not be longer than 90 days.

Article VI: MISCELLANEOUS

Section 6.1. Owner Waivers. The Owner acknowledges that the process for the imposition of special assessments provides the owner of property subject to such special assessments with certain rights, including rights to: receive notices of proceedings; object to the imposition of the special assessments; claim damages; participate in hearings; take appeals from proceedings imposing special assessments; participate in and prosecute court proceedings, as well as other rights under law, including but not limited to those provided for or specified in the United States Constitution, the Ohio Constitution, Ohio Revised Code Chapter 727 and the resolutions or ordinances in effect in the City (collectively, “Assessment Rights”). The Owner irrevocably waives all Assessment Rights as to its Project and consents to the imposition of the Special Assessments as to its Project immediately or at such time as the ESID determines to be appropriate, and the Owner expressly requests the entities involved with the special assessment process to promptly proceed with the imposition of the Special Assessments upon its Property as to its Project. The Owner further waives in connection with the Project: any and all questions as to the constitutionality of the laws under which the Project will be constructed and the Special Assessments imposed upon the Property; the jurisdiction of the Council of the City acting thereunder; and the right to file a claim for damages as provided in Ohio Revised Code Section 727.18 and any similar provision of the resolutions or ordinances in effect within the City.

Section 6.3. Term of Agreement. This Agreement shall be and remain in full force and effect from the Closing Date until the payment in full of the entire aggregate amount of the Special Assessments shall have been made to the Investor, or such time as the Parties shall agree in writing to terminate this Agreement. Any attempted termination of this Agreement prior to the payment in full of the entire aggregate amount of the Special Assessments which is not in writing and signed by each of the Parties to this Agreement shall be null and void.

Section 6.4. Litigation Notice. Each Party shall give all other Parties prompt notice of any action, suit, or proceeding by or against the notifying Party, at law or in equity, or before any governmental instrumentality or agency, of which the notifying Party has notice and which, if adversely determined would impair materially the right or ability of the Parties to perform their obligations under this Agreement. The notifying Party’s prompt notice shall be accompanied by its written statement setting forth the details of the action, suit, or proceeding and any responsive actions with respect to the action, suit, or proceeding taken or proposed to be taken by the Party.

Section 6.5. Indemnification. The Owner shall indemnify and hold harmless the ESID, the Investor, and the City (including any member, officer, director, or employee thereof) (collectively, the “Indemnified Parties”) against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against an Indemnified Party arising or resulting from (i) the levy and collection of the Special Assessments, (ii) Owner’s financing, acquisition, construction, installation, operation, use or maintenance of the Project, (iii) any act, failure to act or misrepresentation solely by the Owner in connection with, or in the performance of any obligation on the Owner’s part to be performed under this Agreement or related to the Special Assessments resulting in material actual damages, or (iv) (a) a past, present or future violation or alleged violation of any environmental laws in connection with the Property by any person or other source, whether related or unrelated to the Owner, (b) any presence of any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants defined as such in or regulated under any environmental law (“Materials of Environmental Concern”) in, on, within, above, under, near, affecting or emanating from the Property, (c) the failure to timely perform any investigation, inspection, site monitoring, containment, clean–up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release (as defined below) or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of the Property of any Materials of Environmental Concern, including any action to comply with any applicable environmental laws or directives of any governmental authority with regard to any environmental laws, (d) any past, present or future activity by any person or other source, whether related or unrelated to the Owner in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting the Property, (e) any past, present or future actual generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of the Property (a “Release”) (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting the Property by any person or other source, whether related or unrelated to the Owner, (f) the imposition, recording or filing or the threatened imposition, recording or filing of any lien on the Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any environmental law, or (g) any misrepresentation or failure to perform any obligations related to environmental matters in any way pursuant to any documents related to the Special Assessments.

In the event any action or proceeding is brought against any Indemnified Party by reason of any such claim, such Indemnified Party will promptly give written notice thereof to the Owner. The Owner shall be entitled to participate at its own expense in the defense or, if it so elects, to assume at its own expense the defense of such claim, suit, action or proceeding, in which event such defense shall be conducted by counsel chosen by the Owner; but if the Owner shall elect not to assume such defense, it shall reimburse such Indemnified Party for the reasonable fees and expenses of any counsel retained by such Indemnified Party. If at any time the Indemnified Party becomes dissatisfied, in its reasonable discretion, with the selection of counsel by the Owner, a new mutually agreeable counsel shall be retained at the expense of the Owner. Each Indemnified Party agrees that the Owner shall have the sole right to compromise, settle or conclude any claim, suit, action or proceeding against any of the Indemnified Parties. Notwithstanding the foregoing, each Indemnified Party shall have the right to employ counsel in any such action at their own expense; and provided further that such Indemnified Party shall have the right to employ counsel in any such action and the fees and expenses of such counsel shall be at the expense of the Owner, if: (i) the employment of counsel by such Indemnified Party has been authorized by the Owner, (ii) there reasonably appears that there is a conflict of interest between the Owner and the Indemnified Party in the conduct of the defense of such action (in which case the Owner shall not have the right to direct the defense of such action on behalf of the Indemnified Party) or (iii) the Owner shall not in fact have employed counsel to assume the defense of such action. The Owner shall also indemnify the Indemnified Parties from and against all costs and expenses, including reasonable attorneys’ fees, lawfully incurred in enforcing any obligations of the Owner under this Agreement. The obligations of the Owner under this Section shall survive the termination of this Agreement and shall be in addition to any other rights, including without limitation, rights to indemnity which any Indemnified Party may have at law, in equity, by contract or otherwise.

None of the Investor, the City, or the ESID shall have any liability to the Owner or any other Person on account of (i) the Owner engaging a contractor from the list of contractors submitted by the ESID or the Investor to the Owner, (ii) the services performed by the contractor, or (iii) any neglect or failure on the part of the contractor to perform or properly perform its services.  None of the Investor, the City, or the ESID assumes any obligation to the Owner or any other Person concerning contractors, the quality of construction of the Project or the absence of defects from the construction of the Project. The making of a Project Advance by the Investor shall not constitute the Investor’s approval or acceptance of the construction theretofore completed.  The Investor’s inspection and approval of the budget, the construction work, the improvements, or the workmanship and materials used in the improvements, shall impose no liability of any kind on the Investor, the sole obligation of the Investor as the result of such inspection and approval being to make the Project Advances if, and to the extent, required by this Agreement.  Any disbursement made by the Investor without the Investor having received each of the items to which it is entitled under this Agreement shall not constitute breach or modification of this Agreement, nor shall any written amendment to this Agreement be required as a result.

Section 6.6. Notices. All notices, certificates, requests or other communications under this Agreement shall be in writing and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. The Parties, by notice given under this Agreement to the others, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 6.7. Extent of Covenants; No Personal Liability. All covenants, obligations, and agreements of the ESID and the City contained in this Agreement shall be effective to the extent authorized and permitted by applicable law. No covenant, obligation, or agreement shall be deemed to be a covenant, obligation, or agreement of any present or future member, officer, agent, or employee of the ESID, the Board, the Owner, the City, the City Council, or the Investor in other than his or her official capacity; and none of the members of the Board or the City Council, nor any official of the ESID, the Owner, the City, or the Investor executing this Agreement shall be liable personally on this Agreement or be subject to any personal liability or accountability by reason of the covenants, obligations, or agreements of the ESID, the Owner, the City, or the Investor contained in this Agreement.

Section 6.8. Binding Effect; Assignment; Estoppel Certificates. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Parties. Except as specifically provided below, this Agreement shall not be assigned by the any of the Parties except as may be necessary to enforce or secure payment of the Special Assessments.

Notwithstanding anything in this Agreement to the contrary, the Owner freely may sell the Property and the Project or any portion of the Property and the Project from time to time and may assign this Agreement to an arms-length, good faith purchaser of the Property but only after notice of such assignment is given to the Investor, and only upon (i) the execution and delivery to the City, the Investor, and the ESID of an “Assignment and Assumption of Energy Project Cooperative Agreement” in the form attached to, and incorporated into, this Agreement as Exhibit H; (ii) the execution and delivery to the Investor of an assignment of all construction contracts for the Project, and (iii) the payment by Owner of all legal fees and expenses of PACE Counsel associated with legal services performed to facilitate such assignment upon receipt of an invoice from PACE Counsel. The Parties acknowledge and agree that the Assignment and Assumption of Energy Project Cooperative Agreement includes the assignment and assumption of the Owner Consent. Following any assignment by the Owner as described above, all obligations of the Owner contained in this Agreement and the Owner Consent shall be obligations of the assignee, and the assigning Owner shall be released of its obligations to a corresponding extent.

Notwithstanding anything in this Agreement to the contrary, the Investor shall have the unrestricted right at any time or from time to time, and without the Owner’s consent, to assign all or any portion of its rights and obligations under this Agreement, and may sell or assign any and all liens received directly or indirectly from the City to any Person (each, an “Investor Assignee”), and the Owner agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to this Agreement and to any other documents, instruments and agreements executed in connection with this Agreement as the Investor shall deem necessary to effect the foregoing so long as such amendment does not materially adversely impact the Owner’s rights and obligations under this Agreement. Any Investor Assignee shall be a party to this Agreement and shall have all of the rights and obligations of the Investor under this Agreement (and under any and all other guaranties, documents, instruments and agreements executed in connection with this Agreement) to the extent that such rights and obligations have been assigned by the Investor pursuant to the assignment documentation between the Investor and such Investor Assignee, and the Investor shall be released from its obligations under this Agreement and under any and all other guaranties, documents, instruments and agreements executed in connection with this Agreement to a corresponding extent. If, at any time, the Investor assigns any of the rights and obligations of the Investor under this Agreement (and under any and all other guaranties, documents, instruments and agreements executed in connection with this Agreement) to an Investor Assignee, the Investor shall (i) give prompt notice of such assignment to the other Parties and (ii) pay all legal fees and expenses of PACE Counsel associated with legal services performed to facilitate such assignment upon receipt of an invoice from PACE Counsel.

In addition, the Investor shall have the unrestricted right at any time and from time to time, and without the consent of or notice of the Owner, to grant to one or more Persons (each, a “Participant”) participating interests in Investor’s obligation to make Project Advances under this Agreement or to any or all of the loans held by Investor under this Agreement. In the event of any such grant by the Investor of a participating interest to a Participant, whether or not upon notice to the Owner, the Investor shall remain responsible for the performance of its obligations under this Agreement, and the Owner shall continue to deal solely and directly with the Investor in connection with the Investor’s rights and obligations under this Agreement. The Owner agrees that the Investor may furnish any information concerning the Owner in its possession from time to time to prospective Investor Assignees and Participants.

This Agreement may be enforced only by the Parties, their permitted assignees, and others, who may, by law, stand in their respective places.

Any Party shall at any time and from time to time, upon not less than 30 days’ prior written notice by the other party, execute, acknowledge and deliver to such party a statement in writing certifying that: (i) this Agreement is unmodified and in full force and effect (or, if there has been any modification of this Agreement, that the same is in full force and effect as modified and stating the modification or modifications); (ii) to the best of such Party’s actual knowledge (without any duty of inquiry) there are no continuing Events of Default (or, if there is a continuing Event of Default, stating the nature and extent of such Event of Default); (iii) that, to the best of such Party’s actual knowledge (without any duty of inquiry) there are no outstanding damages or liability arising from an Event of Default (or, if there is any outstanding damages or liability, stating the nature and extent of such damages or liability); (iv) if such certificate is being delivered by the Owner, the dates to which the Special Assessments have been paid; and (v) if such certificate is being delivered by the Investor, the dates to which the Special Assessments have been paid to the Investor. It is expressly understood and agreed that any such certificate delivered pursuant to this Section 6.7 may be relied upon by any prospective assignee of the Owner or any prospective Investor Assignee.

Section 6.9. Amendments and Supplements. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended, changed, modified, altered or terminated except by unanimous written agreement signed by each of the Parties materially affected by such proposed amendment, change, modification, alteration, or termination. For purposes of this Section, a materially affected Party is a Party with respect to which a material right or obligation under this Agreement is proposed to be amended, changed, modified, altered, or terminated. Any attempt to amend, change, modify, alter, or terminate this Agreement except by unanimous written agreement signed by all of the materially affected Parties or as otherwise provided in this Agreement shall be void.

Section 6.10. Execution Counterparts. This Agreement may be executed in counterpart and in any number of counterparts, each of which shall be regarded as an original and all of which together shall constitute but one and the same instrument.

Section 6.11. Severability. If any provision of this Agreement, or any covenant, obligation, or agreement contained in this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation, or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained in this Agreement. That invalidity or unenforceability shall not affect any valid and enforceable application of the provision, covenant, obligation, or agreement, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into, or taken in the manner and to the full extent permitted by law.

Section 6.12. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

[BALANCE OF PAGE INTENTIONALLY BLANK; SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be duly executed in their respective names, all as of the Closing Date.

Canton Regional Energy Special Improvement District, Inc., as the ESID

By:	/s/ Anne Graffice
Name:	Anne Graffice
Title:	Chairperson

[Signature Page to Energy Project Cooperative Agreement]

HOF VILLAGE CENTER FOR EXCELLENCE, LLC, as the Owner

By:	/s/ Michael Crawford
Michael Crawford, President and Chief Executive Officer

[Signature Page to Energy Project Cooperative Agreement]

PACE EQUITY LLC, as the Investor

By:	/s/ Kevin P. Moyer
Name:	Kevin P. Moyer
Title:	Vice President

[Signature Page to Energy Project Cooperative Agreement]

CITY OF CANTON, OHIO, as the City

By:	/s/ Thomas M. Bernabei
Name:	Thomas M. Bernabei
Title:	Mayor

[Signature Page to Energy Project Cooperative Agreement]

CITY FISCAL OFFICER CERTIFICATE

The undersigned, Fiscal Officer of the City of Canton, Ohio, hereby certifies that the moneys required to meet the obligations of the City during the year 2021 under the foregoing Energy Project Cooperative Agreement have been lawfully appropriated by the City Council of the City of Canton, Ohio for such purpose and are in the treasury of the City or in the process of collection to the credit of an appropriate fund, free from any previous encumbrances. This Certificate is given in compliance with Ohio Revised Code Sections 5705.41 and 5705.44.

/s/
Fiscal Officer
City of Canton, Ohio

Dated: December 8, 2021

APPROVED AS TO FORM

/s/ Kristin Bates Aylward
CANTON LAW DIRECTOR

[City Fiscal Officer Certificate—Energy Project Cooperative Agreement]

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following words have the following meanings:

“Agreement” means this Energy Project Cooperative Agreement, dated as of December 15, 2021, by and between the ESID, the Owner, the Investor, and the City, as the same may be amended, modified, or supplemented from time to time in accordance with its terms.

“Board” means the Board of Directors of the ESID.

“City” means the City of Canton, Ohio.

“City Council” means the Council of the City of Canton, Ohio.

“Closing Date” means the date set forth in the preamble of this Agreement.

“Completion Date” means the latest date on which substantial completion of the Project, in accordance with the Plans occurs, which date shall be established by the Completion Certificate attached to this Agreement as Exhibit D.

“County” means the County of Stark, Ohio.

“County Auditor” means the Auditor of the County.

“County Prosecutor” means the Prosecuting Attorney of the County.

“County Treasurer” means the Treasurer of the County.

“Delinquency Amount” means any penalties or interest which may be due on or with respect to any installment of the Special Assessments and which are not paid or taxable to any party other than the Investor under law.

“Disbursement Request Form” means the form attached to this Agreement as Exhibit C, which form shall be submitted by the Owner in order to receive disbursements from the Project Account.

“Disbursing Agent” means Town Bank, a Wintrust Community Bank, in its capacity as “Escrow Agent” under the Escrow and Disbursement Agreement dated as of December 15, 2021 by and among the Owner, the Investor, and PACE Equity Holdings Titling Trust.

“Disbursing Agreement” means the Disbursement Agreement dated as of December 15, 2021 by and among the Owner and the Investor, as the same may be validly amended or supplemented and in effect from time to time.

“ESID” means the Canton Regional Energy Special Improvement District, Inc., a nonprofit corporation and energy special improvement district organized under the laws of the State of Ohio.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Investor” means PACE Equity LLC, a limited liability company duly organized and validly existing under the laws of the State of Wisconsin, together with any Investor Assignee.

“Lender” means any Person which has loaned money to the Owner to pay or refinance the costs of acquiring, financing, refinancing, or improving the Property and which loan is secured by a mortgage interest in the Property, or any permitted successors or assigns of such Person, including, initially, and without limitation, the Senior Lender.

“Lender Loan Documents” means any loan agreement or loan agreements, mortgage or mortgages, and any other documents and instruments executed and delivered in connection with the a loan from a Lender, as they may be amended, modified, and supplemented from time to time under their terms.

“Notice Address” means:

(a)	As to the City:	City of Canton
c/o Canton Law Director
218 Cleveland Ave SW, 7th floor
Canton, OH 44702

(b)	As to the ESID:	Canton Regional Energy
Special Improvement District
218 Cleveland Ave. SW, 8th Floor
Canton, OH 44702

	With a Copy To:	Colin Kalvas
Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215

(c)	As to the Owner	HOF Village Center for Excellence LLC
2626 Fulton Drive, NW
Canton, OH 44718
Attention: Tara Charnes, General Counsel
Email: tara.charnes@hofvillage.com

	With a Copy To:	Nick Catanzarite, Esq.
Walter | Haverfield LLP
1301 East Ninth Street, Suite 3500
Cleveland, OH 44114

(d)	As to the Investor	PACE Equity LLC
731 North Jackson, Suite 420
Milwaukee, Wisconsin 53202
Attention: Kevin Moyer

“Ordinance Levying Assessments” means any resolution or ordinance passed, enacted, or adopted by the City pursuant to Ohio Revised Code Section 727.25 with respect to levying special assessments on real property within the ESID.

“Ordinance to Proceed” means any resolution or ordinance passed, enacted, or adopted by the City pursuant to Ohio Revised Code Section 727.23 with respect to levying special assessments on real property within the ESID.

“Owner” means HOF Village Center for Excellence, LLC, a limited liability company duly organized and validly existing under the laws of the State of Ohio, and any permitted successors or assigns.

“Owner Consent” means the Owner Consent dated as of December 15, 2021 by the Owner and recorded in the records of the Stark County Recorder with respect to the Property.

“PACE Counsel” means Bricker & Eckler LLP, an Ohio limited liability partnership.

“Parties” means the ESID, the Owner, the Investor, and the City.

“Person” or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), limited liability companies, joint ventures, societies, estates, trusts, corporations, public or governmental bodies, political subdivisions, other legal entities, and natural persons.

“Plan” means the Canton Regional Energy Special Improvement District Project Plan adopted by the City of Canton, Ohio by its Resolution No. 112/2020, and any and all supplemental plans approved by the ESID and the City.

“Project” means the special energy improvement project described in the Supplemental Plan with respect to the Property, for which Special Assessments are to be levied by the City, all in accordance with the Supplemental Plan.

“Project Account” means the segregated account in the custody of the Investor for the benefit of the Owner which contains the Project Advance, and out of which disbursements may be made in accordance with Article IV of this Agreement.

“Project Advance” means the amount of immediately available funds to be transferred, set over, paid to, and held in the Project Account established pursuant to Section 4.1 of this Agreement for the benefit of the Owner.

“Property” means the fee simple and ground lessor interest in the real property subject to the Plan.

“Reasonable Dispatch” means on a schedule that is no more than four months behind the estimated completion date of the Project.

“Repayment Schedule” means the schedule attached to, and incorporated into, this Agreement as Exhibit B, which schedule establishes the dates and amounts for the repayment of the Project Advance by the Special Assessments paid by the Owner.

“Required Builder’s Risk Insurance Coverage” means at any time insurance coverage maintained with generally recognized, responsible insurance companies qualified to do business in the State in the minimum amount of the full replacement value of the Project and Project Site, insuring the Project against loss or damage during construction and containing loss deductible provisions not to exceed $100,000, which insurance coverage shall name the Investor as lender loss payee.

“Required Business Interruption Insurance Coverage” means at all times after the Completion Date, business interruption and rent loss insurance maintained with generally recognized, responsible insurance companies qualified to do business in the State in a commercially reasonable minimum amount, which insurance coverage shall name the Investor as lender loss payee.

“Required Flood Insurance Coverage” means, as applicable, (i) if the Property or any part of the Property is identified by the United States Secretary of Housing and Urban Development as being situated in an area now or subsequently designated as having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), flood insurance in an amount equal to the lesser of: (a) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement basis (or the unpaid balance of the Project Advances if replacement cost coverage is not available for the type of building insured); or (b) such lesser amount as may be required by the Investor, and containing a loss deductible with respect not in excess of $10,000 per occurrence; and (ii) earthquake insurance in amounts and in form and substance satisfactory to the Investor in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to this section shall be on terms consistent with the Required Public Liability Insurance Coverage.

“Required Insurance Coverage” means, collectively, the Required Builder’s Risk Insurance Coverage, the Required Business Interruption Insurance Coverage, the Required Flood Insurance Coverage (if any), the Required Property Insurance Coverage and the Required Public Liability Insurance Coverage, each of which, in addition to the requirements described in their respective definitions, (i) must provide for 10 days’ notice to the Investor in the event of cancellation or nonrenewal and (ii) must name as an additional insured (mortgagee/loss payee) the Investor.

“Required Property Insurance Coverage” means at any time insurance coverage evidenced on Acord 27 and maintained with generally recognized, responsible insurance companies qualified to do business in the State in the amount of (i) the then full replacement value of the Project and Property, insuring the Project against loss or damage by fire, windstorm, tornado and hail and extended coverage risks on a comprehensive all risk/special form insurance policy and containing loss deductible provisions of not to exceed $10,000, which insurance coverage shall name the Investor as loss payee/mortgagee.

“Required Public Liability Insurance Coverage” means at any time commercial general accident and public liability insurance coverage evidenced on Acord 25 and maintained with generally recognized, responsible insurance companies qualified to do business in the State with coverage limits in the maximum amount of $2,000,000 per occurrence for death or bodily injury and property damage liability combined, with loss deductible provisions of not to exceed $10,000, which insurance coverage shall name the Investor as additional insureds.

“Resolution of Necessity” means any resolution or ordinance passed, enacted, or adopted by the City pursuant to Ohio Revised Code Section 727.12 with respect to levying special assessments on real property within the ESID.

“Senior Lender” means ErieBank, a division of CNB Bank.

“Senior Loan” means the loan from Senior Lender to the Owner in the maximum aggregate principal amount of $22,040,000.

“Senior Loan Agreement” means that certain Construction Loan Agreement between the Senior Lender and the Owner and dated as of December 15, 2021.

“Senior Loan Documents” means the Senior Loan Agreement, the Senior Mortgage, the Senior Note, and all other documents related to the Senior Loan.

“Senior Mortgage” means that certain Open-End Mortgage (Fee and Leasehold), Assignment of Leases and Rents, and Security Agreement given by the Owner, dated as of December 15, 2021, and to be filed in the Stark County Recorder’s office.

“Senior Note” means that certain Construction Note in the amount of $22,040,000 given by the Owner to the Senior Lender.

“Special Assessment Act” means, collectively, Ohio Revised Code Section 727.01 et seq., Ohio Revised Code Section 1710.01 et seq., Ohio Revised Code Section 323.01 et seq., Ohio Revised Code Section 319.01 et seq., Ohio Revised Code Section 5721.01 et seq., and related laws, Ordinance No. 23/2021 approving the Petition and Supplemental Plan and declaring the necessity of the Project, determining to proceed with the Project and levying the Special Assessments adopted on November 22, 2021, all with respect to levying special assessments on real property within the ESID.

“Special Assessments” means the special assessments levied pursuant to the Special Assessment Act by the City with respect to the Project, a schedule of which is attached to, and incorporated into, the Plan.

“State” means the State of Ohio.

EXHIBIT B

REPAYMENT SCHEDULE

[Continued On Next Page]

B-1

B-2

EXHIBIT C

DISBURSEMENT REQUEST FORM

[See Attached]

Request No.____________________________	Date:_________________________

Amount Requested $________________

To: PACE Equity LLC

Under the Disbursement Agreement dated as of _______, 2021 (the “Disbursement Agreement”) by and between HOF VILLAGE CENTER FOR EXCELLENCE, LLC, an Ohio limited liability company (“Property Owner”), and PACE EQUITY LLC, a Wisconsin limited liability company, the undersigned hereby requests the disbursement of construction funds from the Depository Agent in accordance with this request, and hereby certifies as follows:

1. All capitalized terms in this request, unless otherwise defined herein, have the meanings specified in the Disbursement Agreement.

2. The amounts requested either have been paid by the Property Owner, or are justly due to contractors, subcontractors, materialmen, engineers, architects or other persons (whose names are stated on Attachment I hereto and whose invoices are attached hereto) in accordance with the invoice(s) attached hereto who have performed necessary and appropriate work or furnished necessary and appropriate materials, equipment or furnishings in the acquisition, construction and installation of the PACE Improvements and pursuant to the PACE Scope of Work (as those terms are defined in the Disbursement Agreement).

3. Lien waivers or releases (conditioned only upon receipt of payment) executed by all parties receiving payment directly from the draw request are attached hereto.

4. Attached hereto is a completed AIA Document G702 or equivalent document, signed by the General Contractor for the Project and a list of the applicable payees if payment will be made to an entity or entities other than the General Contractor.

5. Attached hereto is a certification by the Architect certifying that work has been completed and materials are in place as indicated by the request for payment of the General Contractor.

6. Each disbursement to the payees listed hereunder shall constitute a representation and warranty by the Property Owner, as of the date that such disbursement is made, that the conditions contained in Section 7 and Section 8 (if applicable) of the Disbursement Agreement and any other requirements of the PACE Agreements have been satisfied.

7. The current projected completion date of the project is: [__________________].

By:
Printed Name:
Title:

C-1

ATTACHMENT I

TO APPLICATION FOR PAYMENT

SCHEDULE OF PAYMENTS REQUESTED

(Payments to be made in accordance with instructions on invoice attached hereto)

Payee Name	Description	Amount Requested	Payment Directions

C-2

EXHIBIT D

FORM OF COMPLETION CERTIFICATE

HOF Village Center for Excellence, LLC (the Owner) hereby certifies that the Project, as such term is defined in the Energy Project Cooperative Agreement entered into by and between the Owner, the Canton Regional Energy Special Improvement District, Inc., the City of Canton, Ohio and PACE Equity LLC (the Investor) dated as of [___], 2021 (the Agreement) has been completed at [ ] (the Property) in strict compliance with the requirements of the Agreement.

Note: Capitalized terms used but not defined in this Completion Certificate have the meaning assigned to them in the Agreement to which a form of this Completion Certificate is attached and of which it forms a part.

THE OWNER HEREBY CERTIFIES:

(a) That the acquisition, construction, equipping, installation, and improvement of the Project was substantially completed on ________________________ in accordance with the construction contract, and the Owner has no unresolved complaints regarding the work;

(b) The Project has been completed in all material respects in accordance with the plans and specifications, permits, and budget for the Project approved by the Investor;

(c) Owner has complied, and will continue to comply with all applicable statutes, regulations, and resolutions or ordinances in connection with the Property and the construction of the Project;

(d) the Owner holds fee ownership of the Property;

(e) the general contractor for the project has not offered the Owner any payment, refund, or any commission in return for completing Project; and

(f)   all funds provided to the Owner by the Investor for the Project have been used in accordance with the Agreement.

[Balance of Page Intentionally Left Blank]

D-1

NOTICE: DO NOT SIGN THIS COMPLETION CERTIFICATE UNLESS YOU AGREE TO EACH OF THE ABOVE STATEMENTS.

HOF Village Center for Excellence, LLC, as the Owner

By:

Name:

Title:

D-2

EXHIBIT E

CLOSING COSTS DETAIL

Pursuant to Section 4.2 of the foregoing Energy Project Cooperative Agreement, the Investor, on the Closing Date, shall disburse to the ESID or to the respective payee set forth below, the following closing costs:

Project Development	$42,500.00
Legal & Closing Expenses	$65,000.00
City of Canton ESID Fee	$20,628.00
Finance and Facility Fee	$150,000.00

Total	$278,128.00

E-1

EXHIBIT F

CONSENT OF MORTGAGEE

[See Attached]

F-1

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION OF ENERGY PROJECT

COOPERATIVE AGREEMENT

ASSIGNMENT AND ASSUMPTION

OF

ENERGY PROJECT COOPERATIVE AGREEMENT

_______________________ (“Assignor”), in consideration of the sum of $___________ in hand paid and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by Assignor’s execution of this Assignment and Assumption of Energy Project Cooperative Agreement (“Assignment”), assigns, transfers, sets over, and conveys to _______________________ (“Assignee”) all of Assignor’s right, title, and interest in and to that certain Energy Project Cooperative Agreement dated as of [___], 2021 between the Canton Regional Energy Special Improvement District, Inc. (the “ESID”), Assignor, PACE Equity LLC, and the City of Canton, Ohio (the “Energy Project Cooperative Agreement”).

By executing this Assignment, Assignee accepts the assignment of, and assumes all of Assignor’s duties and obligations under, the Energy Project Cooperative Agreement. Assignee further represents and warrants that it has taken title to the “Property,” as that term is defined in the Energy Project Cooperative Agreement and to the “Owner Consent” dated as of [___], 2021 by HOF Village Center for Excellence, LLC and recorded in the records of the Stark County Recorder with respect to the Property. By executing this Assignment, Assignee accepts the assignment of, and assumes all of Assignor’s duties and obligations under and the Owner Consent.

Assignor and Assignee acknowledge and agree that executed copies of this Assignment shall be delivered to the City, the Investor, and the ESID, as each of those terms are defined in the Energy Project Cooperative Agreement, all in accordance with Sections 3.4(a) and 6.7 of the Energy Project Cooperative Agreement

In witness of their intent to be bound by this Assignment, each of Assignor and Assignee have executed this Assignment this _____________ day of _______________, _____, which Assignment is effective this date. This Assignment may be executed in any number of counterparts, which when taken together shall be deemed one agreement.

[Signature Pages Follow]

G-1

ASSIGNOR:
[______________________________]

By:

Name:

Title:

H-2

ASSIGNEE:
[______________________________]

By:

Name:

Title:

H-3

EXHIBIT I

INVESTOR ACCOUNT AND PAYMENT INFORMATION

[Insert Investor Account and Payment Information]

I-1